Filed Pursuant to Rule 424(b)(3)

File No. 333-262179

PROSPECTUS

Bowlero Corp.

205,321,942 Shares of Class A Common Stock

This prospectus relates to the resale, from time to time, of up to 205,321,942 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prospectus (the “Selling Securityholders”). On December 15, 2021, we completed our business combination (the “Business Combination”) with Isos Acquisition Corporation.

We are registering the following shares of Class A Common Stock for resale:

•        8,221,199 shares of Class A Common Stock purchased by certain investors (the “Common PIPE Securityholders”) in a private placement in connection with the Business Combination;

•        17,146,968 shares of Class A Common Stock issuable upon conversion of shares of our preferred stock, par value $0.0001 per share (the “Preferred Stock”), purchased by certain investors in a private placement in connection with the Business Combination and received by an affiliate in connection with the Business Combination (collectively, the “Preferred Securityholders”);

•        3,662,925 shares of Class A Common Stock purchased by certain investors (the “Forward Purchase Investors”) pursuant to a forward purchase contract dated July 1, 2021, as amended (the “Forward Purchase Contract”), in a private placement in connection with the Business Combination and 991,033 shares of Class A Common Stock held by certain Forward Purchase Investors;

•        4,061,519 shares of Class A Common Stock held by Isos Acquisition Sponsor LLC (the “Sponsor”) and one of its managing members;

•        68,427,093 shares of Class A Common Stock, 9,874,924 shares of Class A Common Stock issuable upon the settlement of restricted stock units, 5,931 shares of restricted Class A Common Stock that may be issuable to one of our officers upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement, and 82,069,980 shares of Class A Common Stock issuable upon the conversion of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), in each case held by certain of our affiliates; and

•        10,860,370 shares of Class A Common Stock issuable upon exercise of stock options held by certain of our affiliates.

We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BOWL.” On December 29, 2022, the closing sale price per share of our Class A Common Stock was $13.22.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Class A Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  December 30, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 205,321,942 shares of Class A Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any transaction in which the Selling Securityholders may offer and sell the shares of Class A Common Stock may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts.. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors, including those set forth under the section of our most recent Annual Report on Form 10-K titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q, which are incorporate by reference into this prospectus. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

•        the impact of COVID-19 pandemic and any future outbreaks of contagious diseases on our business;

•        our ability to design and execute our business strategy; changes in consumer preferences and buying patterns;

•        our ability to compete in our markets;

•        the occurrence of unfavorable publicity;

•        risks associated with long-term non-cancellable leases for our centers;

•        our ability to retain key managers; risks associated with our substantial indebtedness and limitations on future sources of liquidity;

•        our ability to carry out our expansion plans;

•        our continued ability to produce content, build infrastructure and market Professional Bowlers Association events;

•        our ability to successfully defend litigation brought against us; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties;

•        failure to hire and retain qualified employees and personnel;

•        the cost and availability of commodities and other products we need to operate our business;

•        cybersecurity breaches, cyber-attacks and other interruptions to our and our third-party service providers’ technological and physical infrastructures;

•        catastrophic events, including war, terrorism and other conflicts; public health issues or natural catastrophes;

•        changes in the regulatory atmosphere and related private sector initiatives;

•        fluctuations in our operating results;

•        economic conditions, including the impact of increasing interest rates, inflation and recession;

•        and other risks, uncertainties and factors, including those set forth in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” and our consolidated financial statements and the related notes which are incorporated by reference into this prospectus. See also the section entitled “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” “Bowlero” or “our” refer to the business of Bowlero, which became the business of Bowlero Corp. following the closing of the Business Combination (as defined below).

Our Company

We are the world’s largest operator of bowling entertainment centers. Since the acquisition of the original Bowlmor Lanes location in 1997 in Greenwich Village, New York City, our journey has continued to revolutionize bowling entertainment. We operate traditional bowling centers and more upscale entertainment concepts with lounge seating, arcades, enhanced food and beverage offerings, and more robust customer service for individuals and group events, as well as hosting and overseeing professional and non-professional bowling tournaments and related broadcasting. Our bowling business is our only reporting segment. For more information about Bowlero, see our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

The Business Combination

On December 15, 2021, we completed the business combination (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of July 1, 2021, as amended on November 1, 2021 (the “Business Combination Agreement”), by and among Isos Acquisition Corporation (“Isos”) and Bowlero Corp. (“Old Bowlero”). Pursuant to the Business Combination Agreement, Old Bowlero was merged with and into Isos, with Isos surviving the merger, and Isos was renamed “Bowlero Corp.”

Contemporaneously with the execution of the Business Combination Agreement, Isos entered into subscription agreements with a number of investors (each, a “Common PIPE Investor”), pursuant to which, concurrent with the closing of the Business Combination, the Common PIPE Investors purchased an aggregate of 15 million shares of Class A Common Stock for an aggregate purchase price of $150.0 million (the “Common PIPE Offering”). At the time of the closing of the Business Combination, LionTree Partners LLC, a (“LionTree”) purchased an additional 60,406 shares of Class A Common Stock for an aggregate purchase price of approximately $0.6 million.

Isos also contemporaneously entered into separate subscription agreements with a number of investors (each, a “Preferred PIPE Investor” and together with the Common Investors, the “PIPE Investors”), pursuant to which, concurrent with the closing of the Business Combination, the Preferred PIPE Investors purchased an aggregate of 95,000 shares of Preferred Stock (the “Preferred PIPE Shares”), for an aggregate purchase price of $95.0 million (the “Preferred PIPE Offering” and together with the Common PIPE Offering, the “PIPE Offerings”).

In addition, upon closing of the Business Combination, certain shares of Old Bowlero common stock held by A-B Parent LLC, a Delaware limited liability company (“Atairos”), were converted, in the aggregate, into 105,000 shares of the Preferred Stock having an aggregate initial liquidation preference equal to $105.0 million.

Contemporaneously with the execution of the Business Combination Agreement, Isos entered the Forward Purchase Contract pursuant to which the Forward Purchase Investors purchased 10 million shares of Class A Common Stock and warrants to purchase 3,333,333 shares of Class A Common Stock for an aggregate purchase price of $100.0 million.

As of December 15, 2022, there were 109,863,743 issued and outstanding shares of Class A Common Stock, 55,911,203 issued and outstanding shares of Class B Common Stock and 200,000 issued and outstanding shares of Preferred Stock.

Securities Being Registered

We are registering the resale of the shares of our Class A Common Stock covered by this prospectus as required by (i) the amended and restated registration rights agreement, dated as of March 2, 2021, as amended (the “Registration Rights Agreement”), entered into by and among Isos, the Sponsor, LionTree and certain other security holders, (ii) the sponsor support agreement, dated as of July 1, 2021, by and among Isos, security holders named therein and certain other parties named therein (the “Sponsor Support Agreement”), (iii) PIPE Subscription Agreements, and (iv) the Forward Purchase Contract.

We are registering the following shares of Class A Common Stock for resale:

•        8,221,199 shares of Class A Common Stock purchased by the Common PIPE Securityholders in a private placement in connection with the Business Combination;

•        17,146,968 shares of Class A Common Stock issuable upon conversion of the Preferred Stock purchased by certain investors in a private placement in connection with the Business Combination and received by an affiliate in connection with the Business Combination;

•        3,662,925 shares of Class A Common Stock purchased by Forward Purchase Investors pursuant to the Forward Purchase Contract in a private placement in connection with the Business Combination and 991,033 shares of Class A Common Stock held by certain Forward Purchase Investors;

•        4,061,519 shares of Class A Common Stock held by the Sponsor and one of its managing members;

•        68,427,093 shares of Class A Common Stock, 9,874,924 shares of Class A Common Stock issuable upon the settlement of restricted stock units, 5,931 shares of restricted Class A Common Stock that may be issuable to one of our officers upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement, and 82,069,980 shares of Class A Common Stock issuable upon the conversion of shares of our Class B Common Stock, in each case held by certain of our affiliates; and

•        10,860,370 shares of Class A Common Stock issuable upon exercise of stock options held by certain of our affiliates.

Corporate Information

Isos was a blank check company incorporated under the name of “Isos Acquisition Corporation” on December 29, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 15, 2021, Isos changed its name to “Bowlero Corp.” in connection with the closing of the Business Combination.

The Business Combination was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Isos, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Old Bowlero was considered the accounting acquirer.

Our principal executive office is located at 7313 Bell Creek Road, Mechanicsville, Virginia, 23111. Our telephone number is (804) 417-2000. Our website address is www.bowlero.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Summary Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. These risks are discussed more fully in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. Some of the risks related to our business and industry are summarized below. Such risks include, but are not limited to:

•        the impact of COVID-19 pandemic on our business, including any additional future government-mandated and voluntary shutdowns and operating restrictions on our business and the level of customer demand;

•        lack of demand for our services;

•        changes in economic and business conditions;

•        inability to sustain further growth in our business;

•        failure to meet customer expectations;

•        changing patterns in consumer spending and preferences;

•        competition that we face;

•        inability to maintain our brand identity and our reputation;

•        inability to obtain, maintain and defend intellectual property rights;

•        inability to manage changes in commodity prices and other product costs;

•        risks associated with our non-cancelable, long-term operating leases that account for a significant portion of our operating expenses;

•        cybersecurity breaches and data leaks, and our dependence on information technology systems; and

•        the impact of seasonality, recession, weather, inflation, acts of violence or terrorism and other factors outside our control.

If any of these risks actually materialize, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our securities.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Further, an emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering by Isos, which closed on March 5, 2021 (the “IPO”), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

We are registering the resale by the Selling Securityholders or their permitted transferees of up to 205,321,942 shares of Class A Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference to this prospectus.

Issuer:	Bowlero Corp.
Class A Common Stock offered for resale by Selling Securityholders	205,321,942 shares
Use of proceeds	We will not receive any proceeds from the sale of the Class A Common Stock to be offered by the Selling Securityholders. See “Use of Proceeds” for additional information.
Listing	Our Class A Common Stock is listed on the NYSE under the symbol “BOWL.”

RISK FACTORS

You should carefully consider the risks and uncertainties described in this prospectus and in our Annual Report on Form 10-K, filed with the SEC on September 15, 2022, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus, before making an investment in our Class A Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties, and our actual results could differ materially and adversely from those anticipated in these forward-looking statements. See the “Forward-Looking Statements” section of this prospectus.

USE OF PROCEEDS

All shares of our Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock, including, without limitation, underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock is currently listed on the NYSE under the symbol “BOWL.” Prior to the consummation of the Business Combination, Isos’s Class A ordinary shares were listed on NYSE under the symbol “ISOS.” As of December 15, 2022, there were 113 holders of record of our Class A Common Stock. Such amounts do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have not paid any cash dividends on the Class A Common Stock to date. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries. We may retain future earnings, if any, in order to pursue our business plan, cover operating costs and otherwise remain competitive, and have no current plans to pay cash dividends on the Class A Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, under the Delaware General Corporation Law (the “DGCL”), our board of directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

For our Preferred Stock, dividends accumulate on a cumulative basis on a 360-day year commencing from the issue date. The dividend rate is fixed at 5.5% per annum on an initial liquidation preference of $1,000 per share. Payment dates are June 30 and December 31 of each year with a record date of June 15 for the June 30 payment date and December 15 for the December 31 payment date. Declared dividends will be paid in cash if the Company declares the dividend to be paid in cash. If the Company does not pay all or any portion of the dividends that have accumulated as of any payment date, then the dollar amount of the dividends not paid in cash will be added to the liquidation preference and deemed to be declared and paid in-kind.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer Class A Common Stock at the prevailing market prices or privately negotiated price.

The offering price of our Class A Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Class A Common Stock will trade at market prices in excess of the offering price as prices for Class A Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of our certificate of incorporation and bylaws. We urge you to read our certificate of incorporation and bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

Our certificate of incorporation authorizes the issuance of 2,400,000,000 shares of all classes of Bowlero’s capital stock, consisting of:

•        2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•        200,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•        200,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 15, 2022, there were 109,863,743 issued and outstanding shares of Class A Common Stock, 55,911,203 issued and outstanding shares of Class B Common Stock and 200,000 issued and outstanding shares of Preferred Stock.

Common Stock

We have two classes of authorized common stock: Class A Common Stock and Class B Common Stock. Generally, Class B Common Stock can only be issued to, transferred to, and held by Thomas F. Shannon and Cobalt Recreation LLC (“TS”), or trusts or legal entities through which the right to vote the shares of Class B Common Stock held thereby is exercised exclusively by Thomas F. Shannon or TS (Thomas F. Shannon, TS and any such trust or legal entity, an “Eligible Holder”). Each outstanding share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon the earliest to occur of: (i) Mr. Shannon ceasing to beneficially own at least 10% of Bowlero common stock, (ii) the death or disability of Mr. Shannon, (iii) Mr. Shannon being terminated for cause as the Chief Executive Officer of the Company and (iv) the 15th anniversary of the issuance of the Class B Common Stock.

Voting Rights

Class A Common Stock

Holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by stockholders.

Class B Common Stock

Holders of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by stockholders.

Stockholder Votes

Holders of Bowlero common stock and preferred stock generally vote together as a single class on all matters submitted to a vote of Bowlero’s stockholders (including the election and removal of directors), unless otherwise provided in Bowlero’s certificate of incorporation or required by applicable law. Any action or matter submitted to a vote of Bowlero’s stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that Bowlero’s directors will be elected by a plurality of the votes cast. Holders of Class A Common Stock are not entitled to cumulate their votes in the election of Bowlero’s directors.

Delaware law could require holders of a class of Bowlero’s capital stock to vote separately as a class on any proposed amendment of Bowlero’s certificate of corporation if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Stockholder Action by Written Consent

The certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting if a consent in writing, signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action, is delivered to the Company as described in the certificate of incorporation. This right will endure until the first time in which the issued and outstanding shares of Class B Common Stock represent less than 50% of the total voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders (the “Voting Threshold Time”).

Special Meetings of Stockholders

The certificate of incorporation provides that, except as otherwise required by applicable law, special meetings of Bowlero’s stockholders may be called by our board of directors, the Chairperson of our board of directors, Bowlero’s Chief Executive Officer or President, or, until the Voting Threshold Time, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero.

Economic Rights

Except as otherwise expressly provided in Bowlero’s certificate of incorporation or required by applicable law, shares of each class of Bowlero common stock has the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Subject to the rights of holders of any outstanding series of Preferred Stock, the holders of shares of each class of Bowlero common stock are entitled to receive ratably, on a per share basis, any dividend or distribution (including upon the liquidation, dissolution or winding up of Bowlero) paid by Bowlero, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of Bowlero common stock, then holders of Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of Class A Common Stock and holders of Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of Class B Common Stock.

Subdivisions, Combinations and Reclassifications

If Bowlero subdivides or combines any class of Bowlero common stock with any other class of Bowlero common stock, subject to the rights of holders of any outstanding series of Preferred Stock, then each class of Bowlero common stock must be subdivided or combined in the same proportion and manner.

Conversion

Optional Conversion

Holders of Class B Common Stock will have the right to convert shares of their Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock, on a one-to-one basis, at the option of the holder at any time.

Automatic Conversion

Generally, shares of Class B Common Stock will convert automatically into Class A Common Stock upon (i) Thomas F. Shannon ceasing to beneficially own, at least 10% of the number of shares of Bowlero common stock outstanding at such time; (ii) the death or disability of Thomas F. Shannon; (iii) the employment of Thomas F. Shannon as the Chief Executive of Bowlero being terminated for cause; and (iv) the 15th anniversary of the effective time of the Business Combination.

Conversion Policies and Procedures

Bowlero may establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class structure and the conversion of Class B Common Stock to Class A Common Stock.

Registration Rights

Certain stockholders are party to the Registration Rights Agreement with Bowlero that grants such stockholders the right to require, subject to certain conditions and limitations, that Bowlero register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by Bowlero. PIPE Investors also hold registration rights pursuant to the PIPE Subscription Agreements. The registration of shares of Class A Common Stock pursuant to the exercise of the registration rights would enable the applicable Bowlero stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. Bowlero will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

Other Rights

Bowlero’s certificate of incorporation and bylaws do not provide for any preemptive or subscription rights with respect to Bowlero common stock, and there are no redemption or sinking fund provisions applicable to Bowlero common stock. All the shares of Bowlero Common Stock outstanding immediately after the completion of the Business Combination have been validly issued, fully paid and non-assessable.

Preferred Stock

Bowlero’s certificate of incorporation authorizes our board of directors, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of preferred stock in one or more series from time to time by resolution, without further action by Bowlero’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of Bowlero common stock) and any qualifications, limitations or restrictions thereto. The issuance of additional shares of Preferred Stock could adversely affect the voting power of holders of our Class A Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change of control or other corporate action.

Bowlero issued Preferred PIPE Shares in the Preferred PIPE Offering and 105,000 shares of Preferred Stock to Atairos in exchange for certain shares of Old Bowlero Common Stock in connection with the closing of the Business Combination.

Dividends

Holders of the Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for such dividends, cumulative cash dividends at an annual rate of 5.5% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable semi-annually on June 30 and December 31, respectively, in each year. Such a dividend will accumulate, whether or not declared. Any dividends not paid in cash will be added to the liquidation value of the Preferred Stock.

Holders of the Preferred Stock are also entitled to such dividends paid to holders of Bowlero common stock to the same extent as if such holders of Preferred Stock had converted their shares of Preferred Stock into Bowlero common stock (without regard to any limitations on conversions) and had held such shares of Bowlero common stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Bowlero common stock.

Voting Rights

Holders of the Preferred Stock are entitled to vote together as a single class with the holders of Bowlero common stock, with each such holder entitled to cast the number of votes equal to the number of votes such holder would have been entitled to cast if such holder were the holder of a number of shares of Bowlero common stock equal to the whole number of shares of Bowlero common stock that would be issuable upon conversion of such holder’s shares of Preferred Stock.

So long as any shares of Preferred Stock are outstanding, a vote or the consent of at least two holders not affiliated with each other, representing a majority of the Preferred Stock will be required for (i) effecting or validating any amendment, modification or alteration to the certificate of incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior or pari passu to the Preferred Stock with respect to dividend payments or upon the occurrence of a liquidation, (ii) effecting or validating any amendment, alteration or repeal or change to the rights, preferences, or privileges of the Preferred Stock, (iii) effecting or validating any amendment, alteration or repeal of any provision of the certificate of incorporation or the bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of Preferred Stock or the holders thereof in any material respect, or (iv) any action or inaction that would constitute a Fundamental Change (as defined in the Certificate of Designations), with certain exceptions.

Liquidation

Upon liquidation, Preferred Stock will rank senior to the Bowlero common stock, and will have the right to be paid, out of the assets of the Company legally available for distribution to its stockholders, an amount equal to the Liquidation Preference (as defined in the Certificate of Designations) per share of Preferred Stock.

Other Rights

Bowlero will have a right to effect a mandatory conversion of Preferred Stock after the second anniversary of the issuance date if the last reported price per share of the Bowlero common stock exceeds 130% of the conversion price on each of at least 20 trading days during a 30-day consecutive trading days period.

Election, Appointment and Removal of Directors

At all meetings of stockholders for the election of directors, each director shall be elected by a plurality of the votes cast with respect to the director.

The certificate of incorporation provides that subject to the Stockholders Agreement, and the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the board of directors or any individual director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in an election of directors.

The certificate of incorporation provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the board of directors, may be filled only by the affirmative vote of a majority of the directors comprising the board of directors then in office.

Committees of the Board of Directors

The board of directors has established and will maintain an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws

The certificate of incorporation and bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of Bowlero. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in improvement of the terms of any such acquisition in favor of Bowlero’s stockholders. However, these provisions also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which Bowlero’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our equity incentive plan and employer stock purchase plan. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of Bowlero by means of a proxy contest, tender offer, merger, or otherwise.

Amendment of Certificate of Incorporation or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

Our certificate of incorporation provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Bowlero. Such provisions include those relating to (i) the multi-class structure of Bowlero’s common stock, (ii) the board of directors (including their election, appointment and removal), (iii) meetings of stockholders, (iv) indemnification of directors and liability of directors, (v) Bowlero’s waiver of the corporate opportunity doctrine, (vi) forum selection, (vii) election not to be governed by Section 203 of the DGCL and (viii) amendment provision.

Our bylaws provide that the bylaws may be adopted, amended, altered or repealed by the board of directors or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Bowlero.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of Bowlero or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Bowlero and to reduce Bowlero’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Bowlero’s shares and, as a consequence, may inhibit fluctuations in the market price of Bowlero’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure

As described above, the certificate of incorporation provides for a multi-class stock structure, which will give Bowlero’s founder and Chief Executive Officer and certain of his affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero, significant influence over all matters requiring stockholder approval, including the election of Bowlero’s directors and significant corporate transactions, such as a merger or other sale of Bowlero or all or substantially all of its assets.

Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Special Meetings of Stockholders

The certificate of incorporation provides that, except as otherwise required by applicable law, special meetings of Bowlero’s stockholders may be called by our board of directors, the Chairperson of our board of directors, Bowlero’s Chief Executive Officer or President, or, until the Voting Threshold Time, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero.

Stockholder Action by Written Consent

The certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting if a consent in writing, signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action, is delivered to the Company as described in the certificate of incorporation. This right will endure until the Voting Threshold Time.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide Bowlero with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude Bowlero’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the board of directors, or might discourage or impede an attempt by a potential acquirer of Bowlero to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of Bowlero.

Business Combinations

Bowlero has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

•        prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•        at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Bowlero’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Because Bowlero has opted out of Section 203 of the DGCL in the certificate of incorporation, Section 203 of the DGCL will not apply to Bowlero. However, the certificate of incorporation includes a provision containing substantially similar restrictions as Section 203 of the DGCL, except that (i) TS and Atairos, (ii) each of their respective affiliates and successors and (iii) any “group,” and any member of any such group, to which any such persons described in clauses (i) or (ii) are a party under Rule 13d-5 of the Exchange Act will not be “interested stockholders.”

Exclusive Forum

The certificate of incorporation provides that, unless Bowlero otherwise consents in writing, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) will be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of Bowlero, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Bowlero to Bowlero or any of Bowlero’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or (d) any action asserting a claim governed by the “internal affairs doctrine.”

The certificate of incorporation’s exclusive forum provisions do not apply to claims arising under the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of Bowlero’s directors for damages for any breach of fiduciary duty as a director.

The certificate of incorporation and the bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), Bowlero must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Bowlero or, while serving as a director or officer of Bowlero, is or was serving at the request of Bowlero as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. Bowlero also is authorized to carry directors’ and officers’ liability insurance providing indemnification for Bowlero’s directors, officers, and certain employees for some liabilities. Bowlero believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the certificate of incorporation and the bylaws may discourage stockholders from bringing lawsuits against Bowlero’s directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against Bowlero’s directors and officers, even though such an action, if successful, might otherwise benefit Bowlero and its stockholders. In addition, your investment in Bowlero may be adversely affected to the extent that Bowlero pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Bowlero’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The certificate of incorporation provides for the renouncement by Bowlero of any interest or expectancy of Bowlero in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of Bowlero who is also a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Atairos and its related parties, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of Bowlero.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Bowlero’s stockholders will have appraisal rights in connection with a merger or consolidation of Bowlero. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Bowlero’s stockholders may bring an action in Bowlero’s name to procure a judgment in Bowlero’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Bowlero’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for Class A Common Stock.

Listing of Class A Common Stock

Class A Common Stock are listed on the NYSE under the symbol “BOWL.”

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to an aggregate of 205,321,942 shares of our Class A Common Stock, (including shares that be issued upon conversion of shares of Class B Common Stock, shares that may be issued upon conversion of Preferred Stock, shares that may be issued upon exercise of stock options and shares that may be issued upon settlement of restricted stock units). The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Class A Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, transferees, or other successors in interest who later come to hold any of the shares of our Class A Common Stock covered by this prospectus.

The following table is prepared based on information provided to us by the Selling Securityholders and sets forth, as of December 15, 2022, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock held by the Selling Securityholders immediately prior to the sale of any shares under this prospectus, the number of shares of our Class A Common Stock that may be sold by each Selling Securityholder under this prospectus and the number of shares of our Class A Common Stock that each Selling Securityholder will beneficially own after this offering. The ownership percentages are based on a total of 109,863,743 shares of our Class A Common Stock outstanding as of December 15, 2022. For purposes of the table below, we have assumed that (i) after termination of this offering none of the shares of Class A Common Stock covered by this prospectus will be beneficially owned by the Selling Securityholders, (ii) the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering and (iii) the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Securityholder’s stock options, restricted stock units, shares of Preferred Stock and Class B Common Stock if any, and did not assume the exercise of any other Selling Securityholders’ securities.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of our Class A Common Stock covered by this prospectus. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See the section entitled “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. In addition, the beneficial ownership information below includes shares that are subject to vesting and forfeiture and shares that may be issued pursuant to restricted stock units that are subject to vesting and forfeiture. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person or entity listed below has sole voting and investment power with respect to such shares of the Bowlero Common Stock. Unless otherwise noted, the address of each beneficial owner is c/o Bowlero Corp., 7313 Bell Creek Road, Mechanicsville, Virginia 23111.

The Selling Securityholders named below and their permitted pledgees, donees, transferees or other successors may from time to time offer the shares of our Class A Common Stock covered by this prospectus:

	Shares Beneficially Owned Before the Offering		Shares to be sold in the Offering		Beneficial Ownership After the Offering
	Number	%	Number	%	Number	%
A-B Parent LLC(1)(47)	82,383,968	59.4%	82,325,432	59.4%	58,536	*
Antara Capital Total Return SPAC(2)(47)	429,749	*	429,749	*	—	—
Apollo Atlas Master Fund, LLC(3)(4)	574,538	*	574,538	*	—	—
Apollo Credit Strategies Master Fund Ltd.(3)(5)	3,611,017	3.3%	3,611,017	3.3%	—	—
Apollo PPF Credit Strategies, LLC(3)(6)	468,403	*	468,403	*	—	—
George Barrios(7)	71,000	*	50,000	*	21,000	*
Big River Group Fund SPC LLC(8)(9)(46)	39,537	*	39,537	*	—	—
Brigade Cavalry Fund Ltd(8)(10)(46)	135,392	*	135,392	*	—	—
Brigade Collective Investment Trust – Brigade Diversified Credit CIT(8)(11)(48)	42,974	*	42,974	*	—	—
Brigade Credit Fund II Ltd.(8)(12)(46)	1,269,793	1.2%	1,269,793	1.2%	—	—
Brigade High Yield Fund Ltd.(8)(13)(46)	239,813	*	239,813	*	—	—
Brigade Leveraged Capital Structures Fund Ltd.(8)(14)(46)	667,854	*	667,854	*	—	—
Brigade Tactical Opportunities Fund LP(8)(15)(46)	533,748	*	533,748	*	—	—
Brigade-SierraBravo Fund LP(8)(16)(46)	196,257	*	196,257	*	—	—
Centrica Combined Common Investment Fund(8)(17)(46)	122,135	*	122,135	*	—	—
City of Phoenix Employees’ Retirement Plan(8)(18)(46)	22,348	*	22,348	*	—	—
Cobalt Recreation LLC(19)	62,287,531	36.2%	62,287,531	36.2%	—	—
CVI Investments, Inc.(20)(46)	214,874	*	214,874	*	—	—
Delta Master Trust(8)(21)(46)	59,563	*	59,563	*	—	—
FCA Canada Inc. Elected Master Trust(8)(22)(46)	12,894	*	12,894	*	—	—
FedEx Corporation Employees’ Pension Trust(8)(23)(46)	183,073	*	183,073	*	—	—
Future Directions Credit Opportunities Fund(8)(24)(46)	103,999	*	103,999	*	—	—
Isos Acquisition Sponsor LLC(25)	4,061,419	3.7%	4,061,419	3.7%	—	—
JPMorgan Chase Retirement Plan Brigade(8)(26)(46)	24,065	*	24,065	*	—	—
LionTree Partners LLC(27)	754,905	*	421,131	*	333,774	*
Los Angeles County Employees Retirement Association(8)(28)(46)	188,229	*	188,229	*	—	—
Mediolanum Best Brands(8)(29)(46)	207,139	*	207,139	*	—	—
Northrop Grumman Pension Master Trust(8)(30)(46)	28,364	*	28,364	*	—	—
Palindrome Master Fund LP(31)	2,488,241	2.3%	1,955,800	1.8%	532,441	*
Panther BCM LLC(8)(32)(46)	563,377	*	563,377	*	—	—
Brett Parker(33)	6,448,353	5.7%	6,265,225	5.5%	183,128	*
Quantum Partners LP(34)	5,666,062	5.2%	4,544,200	4.1%	1,121,862	1.0%
SAS Trustee Corporation(8)(35)(46)	142,676	*	142,676	*	—	—
SC CREDIT OPPORTUNITIES MANDATE, LLC(8)(36)(46)	96,264	*	96,264	*	—	—
SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund(8)(37)(46)	68,759	*	68,759	*	—	—

	Shares Beneficially Owned Before the Offering		Shares to be sold in the Offering		Beneficial Ownership After the Offering
	Number	%	Number	%	Number	%
SEI Institutional Investments Trust-High Yield Bond Fund(8)(38)(46)	166,742	*	166,742	*	—	—
SEI Institutional Managed Trust – Multi-Strategy Alternative Fund(8)(39)(46)	24,925	*	24,925	*	—	—
SEI Institutional Managed Trust-High Yield Bond Fund(8)(40)(46)	95,404	*	95,404	*	—	—
Senator Global Opportunity Master Fund L.P.(41)(46)	3,363,617	3.0%	3,363,617	3.0%	—	—
Thomas Shannon(19)	91,251,230	45.4%	91,251,230	45.4%	—	—
TCorpIM High Yield Fund(8)(42)(46)	299,965	*	299,965	*	—	—
The Coca-Cola Company Master Retirement Trust(8)(43)(46)	168,977	*	168,977	*	—	—
U.S. High Yield Bond Fund (C/O Brigade)(8)(44)(46)	30,942	*	30,942	*	—	—
Michelle Wilson(45)	79,368	*	50,100	*	29,268	*

____________

*        Indicates less than 1%.

(1)      Reflects 82,325,432 shares of Class A Common Stock held by A-B Parent LLC, a Delaware limited liability company, including 63,425,788 shares of Class A Common Stock, 9,816,321 shares of Class A Common Stock issuable upon vesting of 9,816,321 restricted stock units, 58,603 shares of Class A Common Stock issuable upon vesting of 58,603 restricted stock units that may be issued to Atairos upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement and 9,024,720 shares of Class A Common Stock issuable upon conversion of the 105,000 shares of Preferred Stock held by Atairos. Also reflects 42,000 shares of Class A Common Stock that are not registered in this offering and 16,536 restricted stock units held by Atairos Management, L.P., an affiliate of Atairos, which will vest on will vest on the earlier of (i) December 14, 2023 and (ii) the Company’s first regular annual meeting following December 14, 2022. Atairos Inc. is the sole member of Atairos. AP is the sole voting shareholder of Atairos Inc. APGP is the general partner of AP. Michael J. Angelakis is the Chairman and Chief Executive Officer of Atairos Inc. The board of directors of Atairos Inc. and APGP consists of Michael J. Angelakis, Melissa Bethell, David L. Caplan, Alexander D. Evans, and Clare McGrory, each of whom is also an executive officer of Atairos Inc. and APGP. Michael J. Angelakis directly or indirectly controls a majority of the voting power of APGP. The business address of each of Atairos, Atairos Inc., AP, APGP and Michael J. Angelakis is: c/o Atairos Management, L.P., 40 Morris Road, Bryn Mawr, PA 19010.

(2)      Reflects 429,749 shares of Class A Common Stock issuable upon conversion of the 5,000 shares of Preferred Stock held by Antara Capital Total Return SPAC Master Fund LP. Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds (defined below). Antara Capital Total Return SPAC Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Total Return SPAC Onshore Fund LP (the “Onshore Fund”) and Antara Capital Total Return SPAC Master Fund LP (the “Master Fund”). Antara Capital Total Return SPAC Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001.

(3)      Apollo Atlas Master Fund, LLC (“Atlas”), Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”), and Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”) each holds securities of the Company. Apollo Atlas Management, LLC (“Atlas Management”) serves as the investment manager of Atlas. Apollo PPF Credit Strategies Management, LLC (“PPF Management”) serves as the investment manager of PPF Credit Strategies. Apollo ST Fund Management LLC (“ST Management”) serves as the investment manager for Credit Strategies. Apollo ST Operating LP (“ST Operating”) is the sole member of ST Management. The general partner of ST Operating is Apollo ST Capital LLC (“ST Capital”). ST Management Holdings, LLC (“ST Management Holdings”) is the sole member of ST Capital. Apollo Capital Management, L.P. (“Capital Management”) serves as the sole member of Atlas Management and PPF Management and as the sole member and manager of ST Management Holdings. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. The principal office of each of Atlas and PPF

Credit Strategies is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. The principal office of each of Atlas Management, PPF Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(4)      Reflects 574,538 shares of Class A Common Stock held by Apollo Atlas Master Fund, LLC.

(5)      Reflects 3,611,017 shares of Class A Common Stock held by Apollo Credit Strategies Master Fund Ltd.

(6)      Reflects 468,403 shares of Class A Common Stock held by Apollo PPF Credit Strategies, LLC.

(7)      Reflects 50,000 shares of Class A Common Stock acquired in the PIPE Offerings and 21,000 shares of Class A Common Stock not registered in this offering. The business address of Mr. Barrios is 55 Post Road W, Suite 200, Westport, CT 06880.

(8)      The Brigade Funds (as defined herein) are comprised of the following entities: Big River Group Fund SPC LLC, Brigade Cavalry Fund Ltd, Brigade Collective Investment Trust — Brigade Diversified Credit CIT, Brigade Credit Fund II Ltd., Brigade High Yield Fund Ltd., Brigade Leveraged Capital Structures Fund Ltd., Brigade Tactical Opportunities Fund LP, Brigade-SierraBravo Fund LP, Centrica Combined Common Investment Fund, City of Phoenix Employees’ Retirement Plan, Delta Master Trust, FCA Canada Inc. Elected Master Trust, FedEx Corporation Employees’ Pension Trust, Future Directors Credit Opportunities Fund, JPMorgan Chase Retirement Plan Brigade, Los Angeles County Employees Retirement Association, Mediolanum Best Brands, Northrop Grumman Pension Master Trust, Panther BCM LLC, SAS Trustee Corporation, SC Credit Opportunities Mandate, LLC, SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund, SEI Institutional Investments Trust-High Yield Fixed Income Fund, SEI Institutional Managed Trust — Multi-strategy Alternative Fund, SEI Institutional Managed Trust-High Yield Bond Fund, TCorpIM High Yield Fund, The Coca-Cola Company Master Retirement Trust and U.S. High Yield Bond Fund (collectively, the “Brigade Funds”). Brigade Capital Management, LP is the investment manager to the Brigade Funds, and as such has voting and dispositive power over the shares held by the Brigade Funds. Donald E. Morgan, III is the managing member of Brigade Capital Management GP, LLC, the general partner of Brigade Capital Management, LP, and as such may be deemed to have voting and dispositive power over the shares held by the Brigade Funds. Donald E. Morgan, III disclaims beneficial ownership of these shares. The address for the Brigade Funds, Brigade Capital Management, LP and Donald E. Morgan, III is 399 Park Avenue, 16th Floor, New York, NY 10022.

(9)      Reflects 39,537 shares of Class A Common Stock issuable upon conversion of the 460 shares of Preferred Stock held by Big River Group Fund SPC LLC.

(10)    Reflects 33,972 shares of Class A Common Stock and 101,420 shares of Class A Common Stock issuable upon conversion of the 1,180 shares of Preferred Stock held by Brigade Cavalry Fund Ltd.

(11)    Reflects 42,974 shares of Class A Common Stock issuable upon conversion of the 500 shares of Preferred Stock held by Brigade Collective Investment Trust — Brigade Diversified Credit CIT.

(12)    Reflects 168,777 shares of Class A Common Stock and 1,101,016 shares of Class A Common Stock issuable upon conversion of the 12,810 shares of Preferred Stock held by Brigade Credit Fund II Ltd.

(13)    Reflects 60,178 shares of Class A Common Stock and 179,635 shares of Class A Common Stock issuable upon conversion of the 2,090 shares of Preferred Stock held by Brigade High Yield Fund Ltd.

(14)    Reflects 167,626 shares of Class A Common Stock and 500,228 shares of Class A Common Stock issuable upon conversion of the 5,820 shares of Preferred Stock held by Brigade Leveraged Capital Structures Fund Ltd.

(15)    Reflects 533,748 shares of Class A Common Stock issuable upon conversion of the 6,210 shares of Preferred Stock held by Brigade Tactical Opportunities Fund LP.

(16)    Reflects 49,282 shares of Class A Common Stock and 146,975 shares of Class A Common Stock issuable upon conversion of the 1,710 shares of Preferred Stock held by Brigade-SierraBravo Fund Ltd.

(17)    Reflects 122,135 shares of Class A Common Stock issuable upon conversion of the 1,421 shares of Preferred Stock held by Centrica Combined Common Investment Fund.

(18)    Reflects 22,348 shares of Class A Common Stock issuable upon conversion of the 260 shares of Preferred Stock held by City of Phoenix Employees’ Retirement Plan.

(19)    Cobalt Recreation LLC, a Delaware limited liability company, holds 52,471,210 shares of Class B Common Stock and 9,816,321 restricted stock units upon the settlement of which 9,816,321 shares of Class B Common Stock are issuable. The managing member of TS is The Cobalt Group, LLC. The managing member of The Cobalt Group LLC is Thomas F. Shannon. Thomas F. Shannon holds 3,439,993 shares of Class B Common Stock, 16,283,853 stock options currently exercisable for 16,283,853 shares of Class B Common Stock, 6,781,250 stock options that may become exercisable for 6,781,250 shares of Class A Common Stock and 2,400,000 shares of Class A Common Stock. The table also reflects 58,603 shares of Class B Common Stock issuable upon vesting of 58,603 restricted stock units that may be issued to Thomas F. Shannon upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

(20)    Reflects 214,874 shares of Class A Common Stock issuable upon conversion of the 2,500 shares of Preferred Stock held by CVI Investments, Inc (“CVI”). Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(21)    Reflects 59,563 shares of Class A Common Stock issuable upon conversion of the 693 shares of Preferred Stock held by Delta Master Trust.

(22)    Reflects 12,894 shares of Class A Common Stock issuable upon conversion of the 150 shares of Preferred Stock held by FCA Canada Inc. Elected Master Trust.

(23)    Reflects 183,073 shares of Class A Common Stock issuable upon conversion of the 2,130 shares of Preferred Stock held by FedEx Corporation Employees’ Pension Trust.

(24)    Reflects 103,999 shares of Class A Common Stock issuable upon conversion of the 1,210 shares of Preferred Stock held by Future Directions Credit Opportunities Fund.

(25)    Reflects 4,061,419 of shares of Class A Common Stock (of which 1,793,492 shares are subject to vesting) held by the Sponsor. The Sponsor is governed by two managers, George Barrios and Michelle Wilson. Accordingly, George Barrios and Michelle Wilson have voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such shares directly held by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Each of George Barrios and Michelle Wilson directly owns 50,000 shares of Class A Common Stock acquired in the PIPE Offerings and 21,000 shares of Class A Common Stock not registered in this offering. Ms. Wilson also owns an additional 100 shares of Class A Common Stock acquired in an open market purchase on March 3, 2021 and 8,268 restricted stock units which will vest on the earlier of (i) December 14, 2023 and (ii) the Company’s first regular annual meeting following December 14, 2022.

(26)    Reflects 24,065 shares of Class A Common Stock issuable upon conversion of the 280 shares of Preferred Stock held by JPMorgan Chase Retirement Plan Brigade.

(27)    Reflects 421,131 shares of Class A Common Stock registered in this offering and 333,774 shares of Class A Common Stock held by LionTree Partners LLC as of October 3, 2022. Aryeh B Bourkoff and Ehren Stenzler control LionTree GP LLC, the general partner of LionTree Holdings LP. LionTree Holdings LP is the parent company of LionTree LLC which in turn is the direct parent company of LionTree Partners LLC. The shares beneficially owned by LionTree Partners LLC may also be deemed to be beneficially owned by Mr. Bourkoff, Mr. Stenzler and the intermediate holding companies as noted. The business address of LionTree Partners LLC is 745 Fifth Avenue, New York, NY 10151.

(28)    Reflects 188,229 shares of Class A Common Stock issuable upon conversion of the 2,190 shares of Preferred Stock held by Los Angeles County Employees Retirement Association.

(29)    Reflect 207,139 shares of Class A Common Stock issuable upon conversion of the 2,410 shares of Preferred Stock held by Mediolanum Best Brands.

(30)    Reflects 28,364 shares of Class A Common Stock issuable upon conversion of the 330 shares of Preferred Stock held by Northrop Grumman Pension Master Trust.

(31)    Reflects 1,955,800 shares of Class A Common Stock registered in this offering and 532,441 shares of Class A Common Stock held by Palindrome Master Fund LP, a Delaware limited partnership (“Palindrome”). The shares listed herein are held for the account of Palindrome. Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Palindrome. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the account of Palindrome. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for Palindrome is c/o Soros Fund Management LLC, 250 West 55th Street, New York, NY 10019.

(32)    Reflects 141,364 shares of Class A Common Stock and 422,013 shares of Class A Common Stock issuable upon conversion of the 4,910 shares of Preferred Stock held by Panther BCM LLC.

(33)    Reflects 1,185,953 shares of Class A Common Stock, 994,221 shares of restricted Class A Common Stock, which are subject to vesting, 5,931 shares of restricted Class A Common Stock, which are subject to vesting, that may be issued to Brett Parker upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement and stock options currently exercisable for 4,262,248 shares of Class A Common Stock. If the conditions are not met and the shares of restricted Class A Common Stock have not vested as of December 15, 2026, the right to these shares will be forfeited.

(34)    Reflects 4,544,200 shares of Class A Common Stock registered in this offering and 1,121,862 shares of Class A Common Stock held by Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”).The shares listed herein are held for the account of Quantum Partners. Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the account of Quantum Partners. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for Quantum Partners is c/o Soros Fund Management LLC, 250 West 55th Street, New York, NY 10019.

(35)    Reflects 142,676 shares of Class A Common Stock issuable upon conversion of the 1,660 shares of Preferred Stock held by SAS Trustee Corporation.

(36)    Reflects 96,264 shares of Class A Common Stock issuable upon conversion of the 1,120 shares of Preferred Stock held by SC Credit Opportunities Mandate, LLC.

(37)    Reflects 68,759 shares of Class A Common Stock issuable upon conversion of the 800 shares of Preferred Stock held by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund.

(38)    Reflects 166,742 shares of Class A Common Stock issuable upon conversion of the 1,940 shares of Preferred Stock held by SEI Institutional Investments Trust-High Yield Bond Fund.

(39)    Reflects 24,925 shares of Class A Common Stock issuable upon conversion of the 290 shares of Preferred Stock held by SEI Institutional Managed Trust — Multi-Strategy Alternative Fund.

(40)    Reflects 95,404 shares of Class A Common Stock issuable upon conversion of the 1,110 shares of Preferred Stock held by SEI Institutional Managed Trust-High Yield Bond Fund.

(41)    Reflects 1,000,000 shares of Class A Common Stock and 2,363,617 shares of Class A Common Stock issuable upon conversion of the 27,500 shares of Preferred Stock held by Senator Global Opportunity Master Fund L.P. (“Senator Global”). Senator Investment Group LP (“Senator”) is investment manager of Senator Global and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global.

(42)    Reflects 299,965 shares of Class A Common Stock issuable upon conversion of the 3,490 shares of Preferred Stock held by TCorpIM High Yield Fund.

(43)    Reflects 168,977 shares of Class A Common Stock issuable upon conversion of the 1,966 shares of Preferred Stock held by The Coca-Cola Company Master Retirement Trust.

(44)    Reflects 30,942 shares of Class A Common Stock issuable upon conversion of the 360 shares of Preferred Stock held by U.S. High Yield Bond Fund.

(45)    Reflects 50,000 shares of Class A Common Stock acquired in the PIPE Offerings, 100 shares of Class A Common Stock acquired in an open market purchase on March 3, 2021, 21,000 shares of Class A Common Stock not registered in this offering and 8,268 restricted stock units which will vest on the earlier of (i) December 14, 2023 and (ii) the Company’s first regular annual meeting following December 14, 2022. The business address of Ms. Wilson is 55 Post Road W, Suite 200, Westport, CT 06880.

(46)    The share numbers in the table above do not reflect additional shares of Class A Common Stock registered hereunder that may be issuable upon conversion of shares of our Preferred Stock as a result of paid-in-kind dividends received after December 31, 2023.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders or their permitted transferees of up to 205,321,942 shares of our Class A Common Stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•        in privately negotiated transactions;

•        in underwritten transactions;

•        in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•        through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•        in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•        through the distribution of the securities by any Selling Securityholder to its partners, members, stockholders or other equityholders, to the extent that such transaction constitutes a sale under this prospectus;

•        in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secured debts and other obligations;

•        to or through underwriters or agents;

•        “at the market” or through market makers or into an existing market for the securities; or

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the validity of the Class A Common Stock offered by this prospectus will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

The consolidated financial statements of Bowlero Corp. and subsidiaries as of July 3, 2022 and June 27, 2021, and for each of the fiscal years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at ir.bowlerocorp.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

•        Our Annual Report on Form 10-K for the year ended July 3, 2022, as filed with the SEC on September 15, 2022, which includes the consolidated financial statements of Bowlero Corp. and subsidiaries as of July 3, 2022 and June 27, 2021, and for each of the fiscal years then ended;

•        Our Quarterly Report on Form 10-Q for the quarter ended October 2, 2022, as filed with the SEC on November 16, 2022; and

•        Our Current Reports on Form 8-K as filed with the SEC on September 15, 2022, October 27, 2022, December 14, 2022 and December 20, 2022.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting the Chief Legal Officer at c/o Bowlero Corp., 7313 Bell Creek Road, Mechanicsville, Virginia, 23111 or (804) 417-2000. Information about us is also available at our website at www.bowlero.com. The information in our website is not a part of this prospectus and is not incorporated by reference.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Bowlero Corp.

205,321,942 Shares of Class A Common Stock

_____________________

PROSPECTUS

_____________________

December 30, 2022